Exhibit 99.1

Healthpeak Properties and Physicians Realty Trust to Combine in an All-Stock Merger of Equals to Create the Pre-Eminent Owner, Operator and Developer of Real Estate for Healthcare Discovery and Delivery, An Attractive and Growing Market

Immediately Accretive Transaction that Positions Combined Company for Offense

Scott Brinker to Serve as President and Chief Executive Officer of Combined Company; John Thomas to Serve as Vice Chair of the Board

Companies to Host Conference Call Today at 8:30 a.m. ET

DENVER and MILWAUKEE--(BUSINESS WIRE)-- Healthpeak Properties, Inc. (NYSE: PEAK) (“Healthpeak” or “PEAK”) and Physicians Realty Trust (NYSE: DOC) (“Physicians Realty Trust” or “DOC”) today announced they have entered into a definitive agreement to combine in an all-stock merger of equals valued at approximately $21 billion. Under the terms of the agreement, each Physicians Realty Trust common share will be converted into 0.674 of a newly issued Healthpeak common share.

The combined company will be the leading real estate platform dedicated to healthcare discovery and delivery with a 52 million square foot portfolio, including 40 million square feet of outpatient medical properties concentrated in high-growth markets such as Dallas, Houston, Nashville, Phoenix, and Denver. The combined company also will benefit from both companies’ extensive relationships with the nation’s leading health systems.

“This combination joins two leading platforms, bringing them to the next level to create a company uniquely focused on healthcare discovery and delivery, a large and attractive playing field with strong secular growth,” said Scott Brinker, President and Chief Executive Officer of Healthpeak. “Physicians Realty Trust brings complementary strengths to Healthpeak, including its internal property management platform and established industry relationships. With a broader footprint in strategically important markets and a high-quality portfolio, we will be able to better serve the real estate needs of leading health system, physician, and biopharma tenants, which we believe is a competitive advantage that should lead to more opportunities for growth and enhanced value creation for shareholders. We expect the transaction to be immediately accretive to each company’s shareholders, augment our strong balance sheet, and position the combined company for offense.”

John T. Thomas, President and Chief Executive Officer of Physicians Realty Trust, added, “The Physicians Realty Trust team is excited to join with Healthpeak and continue our growth, success, and sustainable value creation as a combined company with increased scale and diversification, including Healthpeak’s best-in-class lab portfolio. I’ve known Scott for many years and believe that together, we will be able to leverage the power of both our platforms and people to support the growth of our health system partners and help shape the future of health care delivery. We are confident in our strategic vision to capitalize on our increased scale, complementary platforms, and deep relationships to create immediate and future value for both shareholders and tenants.”

The merger is expected to generate run-rate synergies of at least $40 million by the end of year one and up to $60 million by the end of year two. Given the synergy profile, the transaction is expected to be accretive to run-rate AFFO per share and FFO per share (subject to final merger accounting adjustments) for both Healthpeak and Physicians Realty Trust shareholders.

Key Benefits Of the merger

The merger of Healthpeak and Physicians Realty Trust is expected to create meaningful strategic, operational, and financial benefits, including:

•	Transformative Scale: Creates a differentiated company that benefits from the secular growth in healthcare discovery and delivery with a 52 million square foot portfolio including one of the largest outpatient medical portfolios comprising 40 million square feet, concentrated in high-growth markets and affiliated with leading hospitals and health systems

•	Complementary Expertise: Expands industry-leading relationships across health system, biopharma, and physician tenants; leverages the competitive strengths and complementary capabilities of both platforms to drive growth from implementing best-practices in property management, leasing, asset management, and technology to establish the leading integrated healthcare discovery and delivery platform

•	Broader and Deeper Relationships with Increased Diversification: Overlapping real estate footprint in more than 30 markets increases the combined platform’s competitive advantage, broadens and deepens relationships with top health systems creating outsized internal and external growth opportunities; combined diversified tenant roster is comprised of the world’s leading health system, biopharma, and physician tenants; top 10 tenants represent 21% of combined annualized base rent with 7 out of the top 10 investment-grade rated

•	Accretive Financial Impact: Expected to be accretive to both Physicians Realty Trust’s and Healthpeak’s standalone AFFO and FFO (subject to final merger accounting adjustments) and augments Healthpeak’s strong balance sheet with pro forma leverage in the low 5x net debt to EBITDAre range; expected to generate run-rate synergies of at least $40 million by the end of year one and up to $60 million by the end of year two, with the potential for additional incremental revenue growth and cost savings from implementing best practices across both platforms; a more efficient G&A cost structure and increased liquidity is expected to improve the cost of capital for the combined company and increases accretion from external growth

Leadership and Organization

The combined company will be led by Scott Brinker as President and Chief Executive Officer, Peter Scott as Chief Financial Officer, and John Thomas as Vice Chair of the Board who will have an active role in strategy, relationships, and business development.

The board of directors of the combined company will be comprised of eight existing Healthpeak directors and five existing Physicians Realty Trust directors, including John Thomas and former Secretary of the U.S. Health and Human Services, Governor Tommy G. Thompson. The highly qualified and diverse board will be led by Katherine Sandstrom, who is Healthpeak’s current Board Chair.

“This strategic combination of leading platforms offers both near-term and future benefits for both companies,” said Katherine Sandstrom, Chair of Healthpeak. “Together, we will be well-positioned to create significant value from our real estate, relationships, and platform while benefitting from the secular growth in demand from the universal desire for improved health.”

Governor Tommy Thompson, Chair of Physicians Realty Trust added, "This transaction brings together the complementary portfolios and capabilities of two premier real estate companies and we are confident this combination provides all shareholders an unmatched opportunity to benefit from growth and upside in our combined portfolio and platform.”

Upon completion of the merger, the combined company will operate with the Healthpeak Properties, Inc. name and is expected to trade under the ticker symbol “DOC” on the New York Stock Exchange. The headquarters of the combined company will be in Denver and it will maintain other existing offices.

Transaction Details

Under the terms of the agreement, each Physicians Realty Trust common share will be converted into 0.674 of a newly issued Healthpeak common share. Pro forma for the transaction, Healthpeak and Physicians Realty Trust shareholders will own approximately 77% and 23% of the combined company, respectively.

The all-stock merger is intended to be a tax-free transaction and is expected to close in the first half of 2024, subject to customary closing conditions, including the approval of both Healthpeak and Physicians Realty Trust shareholders. The respective boards of directors for Healthpeak and Physicians Realty Trust have unanimously approved the transaction.

DIVIDEND

Following the closing of the merger, the combined company is expected to pay an annualized dividend of $1.20 per share, consistent with Healthpeak’s current dividend level and representing a pro forma AFFO payout ratio of 80% or below.

DEBT FINANCING

Healthpeak expects to assume Physicians Realty Trust’s existing senior unsecured notes and term loan and to enter into a new five-year, $500 million term loan at a rate of SOFR plus 85 basis points. Proceeds from the term loan will be used for general corporate purposes including repayment of borrowings under Healthpeak’s commercial paper program.

Pro forma net debt to EBITDAre is expected to be in the low 5x range.

Advisors

Barclays and Morgan Stanley & Co. LLC are serving as lead financial advisors, J.P. Morgan, Mizuho Securities USA LLC, RBC Capital Markets, and Wells Fargo are serving as additional financial advisors, and Latham & Watkins LLP is acting as legal advisor to Healthpeak.

BofA Securities and KeyBanc Capital Markets Inc. are serving as lead financial advisors, BMO Capital Markets Corp. is serving as financial advisor, and Baker McKenzie is acting as legal advisor to Physicians Realty Trust. BofA Securities provided a fairness opinion to Physicians Realty Trust in connection with the proposed transaction.

Barclays, BofA Securities, KeyBanc Capital Markets Inc., Morgan Stanley Senior Funding, Inc., J.P. Morgan, Mizuho Bank, Ltd., RBC Capital Markets, and Wells Fargo provided term loan commitments to Healthpeak.

Presentation and Conference Call

Healthpeak and Physicians Realty Trust will host a joint-conference call and webcast on October 30, 2023, at 8:30 a.m. Eastern Time to discuss the transaction.

The conference call can be accessed in the following ways:

•	Healthpeak’s website: https://ir.healthpeak.com/news-events/default.aspx

•	Physicians Realty Trust’s website: https://investors.docreit.com

•	Webcast: https://events.q4inc.com/attendee/248022751. Joining via webcast is recommended for those who will not be asking questions.

•	Telephone: The participant dial-in number is (888) 330-2513 or (240) 789-2726 (international). The conference ID number is 58822.

An archive of the webcast will be available and a telephonic replay can be accessed through November 6, 2023, by dialing (800) 770-2030 or (647) 362-9199 (international) and entering conference ID number 58822.

A presentation providing additional details about the transaction will be posted on the respective companies’ websites under the Investor Relations sections.

ABOUT HEALTHPEAK PROPERTIES

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns, operates, and develops high-quality real estate for healthcare discovery and delivery. For more information regarding Healthpeak, visit www.healthpeak.com.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed health care real estate company organized to acquire, selectively develop, own, and manage health care properties that are leased to physicians, hospitals and health care delivery systems. Physicians Realty Trust invests in real estate that is integral to providing high quality health care. Physicians Realty Trust is a Maryland real estate investment trust and has elected to be taxed as a REIT for U.S. federal income tax purposes. Physicians Realty Trust conducts its business through an UPREIT structure in which its properties are owned by an operating partnership, directly or through limited partnerships, limited liability companies or other subsidiaries.

FORWARD-LOOKING STATEMENTS

This communication may include “forward-looking statements,” including but not limited to those regarding the proposed transactions between Healthpeak and Physicians Realty Trust within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Healthpeak and Physicians Realty Trust operate and beliefs of and assumptions made by Healthpeak management and Physicians Realty Trust management, involve uncertainties that could significantly affect the financial or operating results of Healthpeak, Physicians Realty Trust or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” “projects,” “forecasts,” “will,” “may,” “potential,” “can,” “could,” “should,” “pro forma,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions involving Healthpeak and Physicians Realty Trust, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that Healthpeak and Physicians Realty Trust expects or anticipates will occur in the future — including statements relating to creating value for shareholders, benefits of the proposed transactions to clients, tenants, employees, shareholders and other constituents of the combined company, integrating the companies, cost savings and the expected timetable for completing the proposed transactions — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although Healthpeak and Physicians Realty Trust believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, Healthpeak and Physicians Realty Trust can give no assurance that its expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with the ability to consummate the proposed merger and the timing of the closing of the proposed merger; securing the necessary shareholder approvals and satisfaction of other closing conditions to consummate the proposed merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the proposed transactions; the ability to secure favorable interest rates on any borrowings incurred in connection with the proposed transactions; the impact of indebtedness incurred in connection with the proposed transactions; the ability to successfully integrate portfolios, business operations, including properties, tenants, property managers and employees; the ability to realize anticipated benefits and synergies of the proposed transactions as rapidly or to the extent anticipated by financial analysts or investors; potential liability for a failure to meet regulatory or tax-related requirements, including the maintenance of REIT status; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; potential changes to tax legislation; changes in demand for developed properties; adverse changes in the financial condition of joint venture partner(s) or major tenants; risks associated with the acquisition, development, expansion, leasing and management of properties; risks associated with the geographic concentration of Healthpeak or Physicians Realty Trust; risks associated with the industry concentration of tenants; the potential impact of announcement of the proposed transactions or consummation of the proposed transactions on business relationships, including with clients, tenants, property managers, customers, employees and competitors; risks related to diverting the attention of Healthpeak’s and Physicians Realty Trust’s management from ongoing business operations; unfavorable outcomes of any legal proceedings that have been or may be instituted against Healthpeak or Physicians Realty Trust; costs related to uninsured losses, condemnation, or environmental issues, including risks of natural disasters; the ability to retain key personnel; costs, fees, expenses and charges related to the proposed transactions and the actual terms of the financings that may be obtained in connection with the proposed transactions; changes in local, national and international financial markets, insurance rates and interest rates; general adverse economic and local real estate conditions; risks related to the market value of shares of Healthpeak common stock to be issued in the transaction; the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; foreign currency exchange rates; increases in operating costs and real estate taxes; changes in dividend policy or ability to pay dividends for Healthpeak or Physicians Realty Trust common shares; impairment charges; unanticipated changes in Healthpeak’s or Physicians Realty Trust’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity; pandemics or other health crises, such as coronavirus (COVID-19); and those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by Healthpeak and Physicians Realty Trust. Moreover, other risks and uncertainties of which Healthpeak or Physicians Realty Trust are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by Healthpeak or Physicians Realty Trust on their respective websites or otherwise. Neither Healthpeak nor Physicians Realty Trust undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, Healthpeak and Physicians Realty Trust will file with the SEC a registration statement on Form S-4 containing a joint proxy statement/prospectus and other documents regarding the proposed transaction. The joint proxy statement/prospectus will contain important information about the proposed transaction and related matters.

SHAREHOLDERS ARE URGED AND ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HEALTHPEAK, PHYSICIANS REALTY TRUST AND THE PROPOSED TRANSACTION.

Investors and security holders of Healthpeak and Physicians Realty Trust will be able to obtain free copies of the registration statement, the joint proxy statement/prospectus and other relevant documents filed by Healthpeak and Physicians Realty Trust with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Healthpeak with the SEC are also available on Healthpeak’s website at www.healthpeak.com, and copies of the documents filed by Physicians Realty Trust with the SEC are available on Physicians Realty Trust’s website at www.docreit.com.

PARTICIPANTS IN THE SOLICITATION

Healthpeak, Physicians Realty Trust and their respective directors, trustees and executive officers may be deemed to be participants in the solicitation of proxies from Healthpeak’s and Physicians Realty Trust’s shareholders in respect of the proposed transaction. Information regarding Healthpeak’s directors and executive officers can be found in Healthpeak’s definitive proxy statement filed with the SEC on March 17, 2023. Information regarding Physicians Realty Trust’s trustees and executive officers can be found in Physicians Realty Trust’s definitive proxy statement filed with the SEC on March 23, 2023.

Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available. These documents are available on the SEC’s website and from Healthpeak and Physicians Realty Trust, as applicable, using the sources indicated above.

NO OFFER OR SOLICITATION

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACT

Healthpeak Contact

Andrew Johns, CFA
Senior Vice President – Investor Relations
720-428-5400

Physicians Realty Trust Contact

John T. Thomas

President & Chief Executive Officer

214-549-6611

jtt@docreit.com